Exhibit 99.1

Exicure Reports Third Quarter 2019 Financial Results and Recent Developments

CHICAGO & CAMBRIDGE, Mass. - November 7, 2019 - Exicure, Inc. (Nasdaq: XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today reported financial results for the third quarter ended September 30, 2019 and provided an update on corporate progress.

“Throughout the third quarter we have continued to execute against the strategic goals we set early in the year,” said Dr. David Giljohann, Exicure’s chief executive officer. “Our immuno-oncology clinical trial is progressing as anticipated, while we continue to lay the groundwork for expanding our SNA platform in neurology. This scientific progress has been matched with expanded financial resources arising from our recent $63.3 million public offering and Nasdaq listing. In the coming quarters we look forward to building our organization to enhance our strategic execution,” concluded Dr. Giljohann.

Third Quarter Corporate Progress and Recent Developments

•	AST-008 Phase 1b/2 clinical trial on track

◦	As of November 1, 2019, we have dosed 13 patients in the first four cohorts of the Phase 1b stage of the clinical trial;

◦	No treatment related adverse events or dose-limiting toxicity was observed;

◦	Expect to disclose preliminary results from the Phase 1b in December of 2019.

•	Presented Positive Biomarker Results from Clinical Trial of XCUR17

◦
Presentation at Oligonucleotide Therapeutics Society highlighted work by Dr. James Krueger at The Rockefeller University, in collaboration with Exicure, which examined the effects of XCUR17 on skin biopsies collected from patients in the Phase 1 trial;

◦	Clinical findings in the Phase 1 trial matched reductions in keratin 16 protein and epidermal thickness observed in the patient biopsies;

◦
Clinical findings were also shown to be correlated with downstream psoriasis-related inflammation markers including reductions in beta defensin 4A, interleukin 19, and interleukin 36A versus psoriatic skin at baseline.

•	Enhanced Financial Resources

◦	Closed oversubscribed underwritten public offering of 31,625,000 shares of common stock at $2.00 per share for gross proceeds of $63.3 million with net proceeds of approximately of $58.8 million;

◦	Up-listed from the OTC to the Nasdaq Stock Market.

Third Quarter 2019 Financial Results and Financial Guidance

Cash Position: Cash and cash equivalents were $70.4 million as of September 30, 2019 compared to $26.3 million as of December 31, 2018.

Research and Development (R&D) Expenses: Research and development expenses were $4.2 million for the quarter ended September 30, 2019, compared to $4.0 million for the quarter ended September 30, 2018. The increase was primarily due to higher employee-related expenses of $0.5 million and higher platform and discovery related expense of $0.1 million, partially offset by lower clinical development program expenses of $0.4 million.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.2 million for the quarter ended September 30, 2019, compared to $1.9 million for the quarter ended September 30, 2018. This increase is primarily due to costs related to the recruitment of two new board members and an open executive position, as well as incurred Nasdaq listing costs.

Net Loss: Net loss was $5.8 million for the quarter ended September 30, 2019, compared to net loss of $5.3 million for the quarter ended September 30, 2018. This increase was due to a $0.4 million reduction in Other income attributable to the (non-cash) fair value adjustment of our common stock warrant liability, the $0.3 million increase in G&A expenses described above, the $0.2 million increase in R&D expenses described above, partially offset by the addition of $0.5 million of revenue associated with the Dermelix transaction.

Cash Runway Guidance: We believe that, based on our current operating plans and estimates of expenses, as of the date of this press release, our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements in excess of twelve months.

About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for immuno-oncology, inflammatory diseases and genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure's lead program is in a Phase 1b/2 trial in patients with advanced solid tumors. Exicure is based outside of Chicago, IL and in Cambridge, MA. www.exicuretx.com
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s technology, potential therapies, cash requirements and projections and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses that reduce cash runway; that Exicure’s pre-clinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates that have completed Phase 1 trials do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement (including without limitation its cash runway guidance) or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:
MacDougall

Karen Sharma
781-235-3060
ksharma@macbiocom.com

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$70,392	$26,268
Unbilled revenue receivable	—	3
Receivable from related party	16	10
Prepaid expenses and other assets	1,345	1,382
Total current assets	71,753	27,663
Property and equipment, net	1,597	1,061
Other noncurrent assets	456	32
Total assets	$73,806	$28,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,912	$—
Accounts payable	1,110	500
Accrued expenses and other current liabilities	2,237	1,543
Current portion of deferred revenue	14	—
Total current liabilities	8,273	2,043
Long-term debt, net	—	4,925
Common stock warrant liability	437	797
Other noncurrent liabilities	144	39
Total liabilities	$8,854	$7,804

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 75,994,790 issued and outstanding, September 30, 2019; 44,358,000 issued and outstanding, December 31, 2018	8	4
Additional paid-in capital	136,260	75,942
Accumulated deficit	(71,316)	(54,994)
Total stockholders' equity	64,952	20,952
Total liabilities and stockholders’ equity	$73,806	$28,756

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended, September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Collaboration revenue	$527	$57	$986	$112
Total revenue	527	57	986	112
Operating expenses:
Research and development expense	4,245	4,001	11,073	11,111
General and administrative expense	2,228	1,919	6,421	5,952
Total operating expenses	6,473	5,920	17,494	17,063
Operating loss	(5,946)	(5,863)	(16,508)	(16,951)
Other income (expense), net:
Interest expense	(203)	(170)	(589)	(497)
Other income (loss), net	333	709	775	(210)
Total other income (loss), net	130	539	186	(707)
Net loss	$(5,816)	$(5,324)	$(16,322)	$(17,658)

Basic and diluted loss per common share	$(0.09)	$(0.13)	$(0.32)	$(0.44)
Basic and diluted weighted-average common shares outstanding	64,651,040	41,527,922	51,200,072	40,121,295